                                                                    EXHIBIT 10.8


                             COLLABORATION AGREEMENT

         THIS COLLABORATION AGREEMENT (the "Agreement") is made as of February 11, 1998 (the "Effective Date"), by and between TERRAPIN TECHNOLOGIES, INC., a Delaware corporation with its offices at 750 Gateway Boulevard, South San Francisco, California 94080 ("Terrapin") and GENAISSANCE PHARMACEUTICALS, INC., a Delaware corporation with its offices at Five Science Park, New Haven, Connecticut 06511 ("Genaissance").

                                    RECITALS

         WHEREAS, Terrapin has a proprietary technology known as TRAP-TM- (the "TRAP-TM- Technology") and other screening and chemistry technologies and possesses a highly diverse library (the "Terrapin Library") of small molecule compounds (the "Terrapin Compounds") and is able to screen its library employing such technologies;

         WHEREAS, Genaissance has the capability to harvest estrogen receptor isogenes (variation, mutation and genome subtypes) (the "Genaissance Targets") and express these isogenes in assays suitable for screening (the "Genaissance Assays") against selected compounds provided by Terrapin; and

         WHEREAS, Terrapin and Genaissance desire to engage in joint research and development in the area of selective estrogen receptor modulators (the "Collaboration") that initially will apply the TRAP-TM- Technology to the Terrapin Library in order to identify those Terrapin Compounds which are most likely to show differential pharmacological activity in relation to the Genaissance Targets and therefore may lead to candidates for pharmaceutical development.

         NOW, THEREFORE, in consideration of the foregoing premises and the covenants set forth below, the parties hereby agree as follows:

1.       GENERAL GENAISSANCE RESPONSIBILITIES.

         1.1 GENAISSANCE TEAM. Genaissance will provide a team, initially headed by Dr. Christopher Hartnett and Dr. Nikolai Zvonok, to the Collaboration.

         1.2 SELECTION OF GENAISSANCE TARGETS. Genaissance will harvest a minimum of six (6) estrogen receptor isogenes (variation, mutation and genome subtypes) from internal discovery efforts, as well as public domain information, and express these isogenes in assays suitable for screening. The isogenes will be deemed to be the "Genaissance Targets" and the assays will be deemed to be the "Genaissance Assays".

2.       GENERAL TERRAPIN RESPONSIBILITIES.

         2.1 TERRAPIN TEAM. Terrapin will provide a team, initially headed by Dr. Reinaldo Gomez and Dr. Hugo Villar, to the Collaboration.

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*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

3.       SCREENING PROGRAM.

         3.1 PROVISION OF INITIAL COMPOUNDS. Within thirty (30) days of notification by Genaissance that it has developed each Genaissance Assay, Terrapin shall, based upon its knowledge of the Terrapin Library and using the TRAP-TM- Technology, select and provide Genaissance with an initial set of approximately ************* compounds (the "Initial Compounds") from the Terrapin Library that Terrapin believes, in its sole discretion, represent reasonable chemical compound diversity in the Terrapin Library. The Initial Compounds shall include *****************************.

         3.2 SCREENING OF INITIAL COMPOUNDS. Genaissance shall, within ninety
(90) days of receipt of the Initial Compounds, (i) screen each Initial Compound for activity with respect to each Genaissance Target in the associated Genaissance Assay and (ii) provide Terrapin with the Pharmacological Data resulting therefrom for each of the Initial Compounds with respect to each Genaissance Target (the "Initial Results"). For purposes of this Agreement, "Pharmacological Data" shall mean the concentration of each compound that elicits a **************** response in the applicable assay (the "****").

         3.3 PROVISION OF SECOND ROUND COMPOUNDS. Within thirty (30) days of receipt of the Initial Results for a given Genaissance Target, Terrapin shall, based upon such Initial Results and using the TRAP-TM- Technology and/or, at Terrapin's sole discretion, any other search technology available to Terrapin, select and provide Genaissance with a set of additional compounds (the "Second Round Compounds") from the Terrapin Library that Terrapin believes, in its sole discretion, will exhibit the greatest likelihood of activity in relation to such Genaissance Target.

         3.4 SCREENING OF SECOND ROUND COMPOUNDS. Genaissance shall, within thirty (30) days of receipt of a set of Second Round Compounds for a given Genaissance Target, (i) screen each Second Round Compound for activity with respect to such Genaissance Target in the associated Genaissance Assay and (ii) provide Terrapin with the Pharmacological Data resulting therefrom for each of the Second Round Compounds (the "Second Round Results").

         3.5 PROVISION OF THIRD ROUND COMPOUNDS. Within thirty (30) days of receipt of the Second Round Results for a given Genaissance Target, Terrapin shall, based upon the Initial Results and Second Round Results and using the TRAP-TM- Technology and/or, at Terrapin's sole discretion, any other search technology available to Terrapin, select and provide Genaissance with a set of additional compounds (the "Third Round Compounds") from the Terrapin Library that Terrapin believes, in its sole discretion, will exhibit the greatest likelihood of activity in relation to such Genaissance Target.

         3.6 SCREENING OF THIRD ROUND COMPOUNDS. Genaissance shall, within thirty (30) days of receipt of a set of Third Round Compounds for a given Genaissance Target, (i) screen each Third Round Compound for activity with respect to such Genaissance Target in the associated Genaissance Assay and (ii) provide Terrapin with the Pharmacological Data resulting therefrom for each of the Third Round Compounds.


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*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

         3.7 TOTAL COMPOUNDS; CODED FORM. A total of up to ********************* Terrapin Compounds will be provided per Genaissance Assay. All compounds provided by Terrapin under this Article 3 shall be deemed to be Terrapin Compounds and shall be provided in coded form. All information provided by Genaissance to Terrapin under this Article 3 relating to the identity of the Genaissance Targets and the Genaissance Assays shall be provided in coded form.

         3.8 TERM OF SCREENING PROGRAM. The screening program described in this
Article 3 (the "Screening Program") shall be completed during the Screening Period. From time to time and upon completion of the Screening Program, the parties will meet to assess the results of the Screening Program. For purposes of this Agreement, the "Screening Period" shall mean the period commencing on the Effective Date and terminating on the twelve (12) month anniversary of the Effective Date, unless extended by mutual agreement of the parties.

4.       SHIPMENT OF COMPOUNDS; NO REVERSE ENGINEERING.

         4.1 DELIVERIES. All deliveries pursuant to this Agreement shall be shipped to the address and addressee specified by the receiving party and shall be prepaid by the shipper.

         4.2 COVENANT NOT TO REVERSE ENGINEER. Genaissance shall not attempt to ascertain, by any means, the chemical structure or any other information concerning any compound supplied by Terrapin hereunder unless and until Terrapin has provided the chemical structure to Genaissance. Such covenant shall survive during the term of this Agreement and for a period of five (5) years following the expiration or earlier termination of this Agreement.

5.       EXPLOITATION OF DEVELOPMENTS.

         5.1 DURING COLLABORATION PERIOD.

                  5.1.1 During the Collaboration Period (as defined below), the parties initially will work on a non-exclusive basis with one another with respect to the Genaissance Assays and Genaissance Targets. It is presently contemplated that such work may be converted to an exclusive basis if and when mutually agreed to by the parties. At such time as the parties may discuss an exclusive relationship, they will also discuss expanding the research roles of the parties under the Collaboration.

                  5.1.2 During the Collaboration Period, the parties agree to work together to identify one or more corporate partner(s), and will use good faith efforts to enter into agreements with such identified corporate partner(s), for the development and commercialization of Screening Program Intellectual Property (as defined in Section 6.1 below), including any compounds identified, either directly or indirectly, as a result of the Screening Program.

                  5.1.3 In the event Genaissance and Terrapin enter into agreement with corporate partner(s) under Section 5.1.2, the parties agree to divide all amounts received from such corporate partner(s), including, without limitation, royalties, license fees, milestones, and equity, with each of Genaissance and Terrapin receiving fifty percent (50%) of such amounts; PROVIDED, HOWEVER, research revenues under any agreement with a corporate partner will be divided on the


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

*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

basis of the financial commitments for research of each party hereto under the development program(s) with such corporate partner(s).

                  5.1.4 The "Collaboration Period" shall mean (i) the Screening Period and (ii) if the Success Criteria (as defined below) are met by the end of the Screening Period, the one (1) year period beginning on the last day of the Screening Period. In the event the parties identify one or more promising Terrapin Compounds which do not meet the Success Criteria, the parties will meet to discuss, in good faith, extending the Collaboration Period beyond the Screening Period.

                  5.1.5 The "Success Criteria" shall be deemed to have been met if, after the three rounds of screening described in Article 3, (i) one or more Terrapin Compounds provided hereunder has an ***** in a Genaissance Assay of less than or equal to ********************* and (ii) at least one of such Terrapin Compounds is amenable and appropriate for further chemical optimization, based upon mutual consultation between Terrapin and Genaissance.

                  5.1.6 Within fifteen (15) days following the three rounds of screening described in Article 3, (i) Terrapin will notify Genaissance of the identity of the Terrapin Compounds which had an **** in a Genaissance Assay of less than or equal to ************************ and (ii) Genaissance will notify Terrapin of the identity of the Genaissance Assays, and related Genaissance Targets, in which each such Terrapin Compound exhibited such activity.

                  5.1.7 As part of the collaboration, it is understood and agreed that, during the Collaboration Period, Terrapin may, at its option and upon consultation with Genaissance, utilize its technologies and resources, including its employees and Scientific Advisory Board, to do further work on promising compounds identified under the Collaboration and to report the results of such undertaking to Genaissance. In addition, as part of the collaboration, it is understood and agreed that, during the Collaboration Period, Genaissance may, at its option and upon consultation with Terrapin, utilize its technologies and resources, including its employees and Scientific Advisory Board, to do further work on promising isogene targets and assays identified under the Collaboration and to report the results of such undertaking to Terrapin.

         5.2 FOLLOWING COLLABORATION PERIOD. Following the Collaboration Period, in the event the parties have not entered into an agreement with a corporate partner under Section 5.1.2, then, subject to Article 6, the parties will be under no obligation to collaborate further with respect to the Genaissance Assays, the Genaissance Targets, the Terrapin Library, the Terrapin Compounds or the TRAP-TM- Technology.

6.       OWNERSHIP OF INTELLECTUAL PROPERTY.

         6.1 DISCLOSURE OF INVENTIONS. If any employee of a party, either alone or jointly with the other party, makes any invention or discovery (whether patentable or not) or creates, conceives or reduces to practice any other intellectual property (including, without limitation, any method, process, data, information or know-how) arising as a direct result of the Screening Program ("Screening Program Intellectual Property"), such party shall promptly inform the other party of it in writing.


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


         6.2 OWNERSHIP AND EXPLOITATION OF INVENTIONS. The parties will be joint owners of any Screening Program Intellectual Property. In the event that the parties do not enter into a broader collaboration with respect to such Screening Program Intellectual Property, either between the two parties or with third party corporate partner(s) under Section 5.1.2, then the parties shall consult concerning the licensing and/or commercial exploitation of any Screening Program Intellectual Property and neither party shall take any action or enter into any agreements with respect thereto except pursuant to a subsequent agreement between the parties.

         6.3 PROSECUTION OF PATENTS.

                  6.3.1 The parties shall consult in advance with respect to the filing, prosecution and maintenance of patent applications for any Screening Program Intellectual Property.

                  6.3.2 Unless the parties otherwise agree, Terrapin shall in the names of Genaissance and Terrapin file, prosecute and maintain patent applications and patents on the Screening Program Intellectual Property relating to the use or composition of compounds throughout the world and shall pay all costs incurred with relation to the filing, prosecution and maintenance of such applications and patents and Genaissance will reimburse to Terrapin one half (1/2) of such costs upon receipt of invoices therefor together with the relevant documents which verify such invoices.

                  6.3.3 Unless the parties otherwise agree, Genaissance shall in the names of Genaissance and Terrapin file, prosecute and maintain patent applications and patents on the Screening Program Intellectual Property relating to targets or assays throughout the world and shall pay all costs incurred with relation to the filing, prosecution and maintenance of such applications and patents and Terrapin will reimburse to Genaissance one half (1/2) of such costs upon receipt of invoices therefor together with the relevant documents which verify such invoices.

7.       CONFIDENTIAL INFORMATION.

         7.1 NONDISCLOSURE OBLIGATIONS. Subject to the provisions of Section 7.2 below, during the term of this Agreement and for five (5) years following its expiration or termination, any and all knowledge, know-how, screening results, assay information, compound structures, practices, processes or other information received by one party to this Agreement (the "Receiving Party") from the other party to this Agreement (the "Disclosing Party") pursuant to this Agreement (hereinafter referred to as "Confidential Information") shall be received and maintained by the Receiving Party in strict confidence, shall not be disclosed to any third party except as provided in this Agreement, and shall not be used by the Receiving Party for any purpose other than those purposes specified in this Agreement, unless the Receiving Party can demonstrate by competent written proof that such Confidential Information:

                           (a) was already known to the Receiving Party, other
than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

                           (b) was generally available to the public or
otherwise part of the public domain at the time of its disclosure to the Receiving Party;


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                           (c) became generally available to the public or
otherwise part of the public domain after its disclosure and other than through any act of omission of the Receiving Party in breach of this Agreement;

                           (d) was disclosed to the Receiving Party, other than
under an obligation of confidentiality to a third party, by a third party who had no obligation to the Disclosing Party not to disclose such information to others; or

                           (e) was independently discovered or developed by the
Receiving Party without the use of Confidential Information belonging to the Disclosing Party.

         7.2 AUTHORIZED DISCLOSURE. Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following instances:

                           (a) filing or prosecuting patents relating to
Screening Program Intellectual Property;

                           (b) prosecuting or defending litigation;

                           (c) complying with applicable governmental
regulations;

                           (d) disclosure to affiliates, sublicensees,
employees, consultants, or agents each of whom is bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 7; and,

                           (e) disclosure to investment bankers.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party's Confidential Information pursuant to this
Section 7.2 it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use best efforts to take all reasonable action to avoid disclosure of Confidential Information hereunder. Notwithstanding anything in this Agreement, in no event will Genaissance disclose the compound structure information disclosed by Terrapin for the Terrapin Compounds to any third party.

8.       REPRESENTATIONS; WARRANTIES; USE OF TERRAPIN COMPOUNDS.

         8.1 BY GENAISSANCE. Genaissance represents and warrants to Terrapin that it has the right to carry out the activities set forth in this Agreement and that it has not previously entered and will not enter during the term of this Agreement into any agreement with a third party in conflict with this Agreement.

         8.2 BY TERRAPIN. Terrapin represents and warrants to Genaissance that it has the right to carry out the activities set forth in this Agreement and that it has not previously entered and will not enter during the term of this Agreement into any agreement with a third party in conflict with this Agreement.


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


         8.3 DISCLAIMER CONCERNING COMPOUNDS. THE COMPOUNDS SUPPLIED HEREUNDER AND ANY CHEMICAL STRUCTURES DISCLOSED HEREUNDER ARE BEING SUPPLIED TO GENAISSANCE WITH NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT THEY ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE.

         8.4 USE OF TERRAPIN COMPOUNDS. Genaissance shall use the Terrapin Compounds solely for the purposes specified in this Agreement and in compliance with all applicable laws and regulations. Genaissance shall not sell, transfer, disclose or otherwise provide access to the Terrapin Compounds, any method or process relating thereto or any material that could not have been made but for the foregoing to any person or entity without the prior express written consent of Terrapin, except that Genaissance may allow access to the Terrapin Compounds to employees or agents for purposes consistent with this Agreement. Genaissance will take reasonable steps to ensure that such employees and agents will use the Terrapin Compounds in a manner that is consistent with the terms of this Agreement. Genaissance acknowledges and agrees that the Terrapin Compounds may have biological and/or chemical properties that are unpredictable and unknown at the time of transfer, that they are to be used with caution and prudence, and are not to be used for testing in or treatment of humans or other animals.

9.       TERM; TERMINATION.

         9.1 TERM. This Agreement shall become effective as of the Effective Date and unless earlier terminated as hereinafter provided, shall continue in force until the end of the Collaboration Period. The term of this Agreement may be extended for additional periods from time to time upon mutual agreement of the Parties hereto.

         9.2 TERMINATION FOR DEFAULT. In the event that either party to this Agreement shall be in default of any of its material obligations hereunder and shall fail to remedy such default within thirty (30) days after receipt of written notice thereof, the party not in default shall have the option of terminating this Agreement by giving written notice thereof, notwithstanding anything to the contrary contained in this Agreement.

10.      ACCRUED RIGHTS; SURVIVING OBLIGATIONS.

         10.1 Termination of this Agreement shall not affect any accrued rights of either party. The terms of Sections 4.2, 8.3 and 8.4 and Articles 6 and 7 of this Agreement shall survive termination of this Agreement. Promptly after termination of this Agreement each party shall return or dispose of any materials and information of the other in accordance with the instructions of the other, including without limitation any compounds provided by Terrapin hereunder and written materials disclosed hereunder.

11.      GOVERNING LAW; DISPUTE RESOLUTION.

         11.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to any choice or conflict


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


of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of California.

         11.2 DISPUTE RESOLUTION. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, the parties shall try to settle their differences amicably and in good faith between themselves first, by referring the disputed matter to the respective heads of research of each party and, if not resolved by the research heads, by referring the disputed matter to the respective Chief Executive Officers of each party.

12.      MISCELLANEOUS.

         12.1 NOTICES. All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed by registered or certified airmail, postage prepaid, addressed to the signatory to whom such notice is required or permitted to be given or transmitted by facsimile to the number indicated below. All notices shall be deemed to have been given when mailed, as evidenced by the postmark at the point of mailing, or transmitted by facsimile.

All notices to Genaissance shall be addressed as follows:

         Genaissance Pharmaceuticals, Inc.
         Five Science Park
         New Haven, CT 06511
         Fax: (203) 562-9377

         with a copy to:

         Michael Lytton
         Palmer & Dodge
         One Beacon Street
         Boston, MA 02108-3190
         Fax: (617) 227-4420

All notices to Terrapin shall be addressed as follows:

         Terrapin Technologies, Inc.
         750 Gateway Boulevard
         South San Francisco, California 94080
         Attention: President
         Fax: (650) 244-9240

         with a copy to:

         Cooley Godward LLP
         Five Palo Alto Square
         3000 El Camino Real
         Palo Alto, California 94306
         Attention: Brian C. Cunningham, Esq.
         Fax: (650) 857-0663


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Any party may, by written notice to the other, designate a new addressee, address or facsimile number to which notices to the party giving the notice shall thereafter be mailed or faxed.

         12.2 INDEPENDENT CONTRACTORS. The parties shall perform their obligations under this Agreement as independent contractors and nothing contained in this Agreement shall be construed to be inconsistent with such relationship status. This Agreement shall not constitute, create or in any way be interpreted as a joint venture or partnership of any kind.

         12.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto and supersedes and terminates all prior agreements and understandings between the parties hereto with regard to the subject matter hereof, and there are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties hereto other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties hereto.

         12.4 AFFILIATES; ASSIGNMENT. Except as otherwise provided in this
Section 12.4, neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld, except that a party may assign its rights or obligations to a third party in connection with the merger, consolidation, reorganization or acquisition of stock or assets affecting substantially all of the assets or actual voting control of the assigning party. This Agreement shall be binding upon the successors and permitted assigns of the parties. Any attempted delegation or assignment not in accordance with this Section 12.4 shall be of no force or effect.

         12.5 HEADINGS. The headings used in this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         12.6 FORCE MAJEURE. Any delays in performance by any party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to, acts of God, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, explosion, riots, wars, civil disorder, rebellion or sabotage. The party suffering such occurrence shall immediately notify the other party and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.

         12.7 SEVERABILITY. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted rather than voided, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other terms, conditions and provisions of this agreement shall be deemed valid and enforceable to the full extent.

         12.8 WAIVER. None of the terms, covenants, and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.


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


         12.9 ENGLISH LANGUAGE. This Agreement has been prepared in the English language and shall be construed in the English language.

         IN WITNESS WHEREOF, the parties have by duly authorized persons, executed this Agreement, as of the date first above written.

GENAISSANCE PHARMACEUTICALS, INC.              TERRAPIN TECHNOLOGIES, INC.


By:  /s/ GUALBERTO RUANO                        By:  /s/ CLIFFORD ORENT
    ------------------------------                  ---------------------------
Printed Name:  GUALBERTO RUANO                  Printed Name:  CLIFFORD ORENT
              --------------------                            -----------------
Title:  CHIEF EXECUTIVE OFFICER                 Title:  CHAIRMAN & CEO
       ---------------------------                     ------------------------
Date:      11 FEBRUARY 1998                     Date:   FEBRUARY 11, 1998
       ---------------------------                     ------------------------